                                                                  (Exhibit 11)
                        INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,
                                        ------------------  -------------------
                                          1997      1996      1997      1996
                                        --------  --------  --------  --------
Net earnings (loss)...................  $   102       111   $  (283)      308
Reduction in minority interest
  expense, net of taxes, assuming
  conversion of preferred securities
  of subsidiary.......................         *         *         *         *
                                        --------  --------  --------  --------
Primary and fully diluted net
  earnings (loss).....................  $   102       111   $  (283)  $   308
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------
Earnings (loss) per common share......  $  0.34   $  0.37   $ (0.94)   $  1.06
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------
Primary earnings (loss) per share.....  $  0.33   $  0.37   $ (0.94)   $  1.06
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------
Fully diluted earnings (loss)
 per share............................  $  0.33    $  0.37   $(0.94)   $  1.06
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------
PRIMARY SHARES
Average shares outstanding............    302.3     300.0     301.4     289.4
Shares assumed to be repurchased
  using long-term incentive plan
  deferred compensation at average
  market price........................     (0.8)     (0.6)     (0.9)     (0.6)
Shares assumed to be issued upon
  exercise of stock options, net of
  treasury buyback at average market
  price...............................      3.1       1.5      *           1.6
                                        --------  --------  --------  --------
Primary shares........................    304.6     300.9     300.5     290.4
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------
FULLY DILUTED SHARES
Average shares outstanding............     302.3    300.0     301.4     289.4
Shares assumed to be repurchased
  using long-term incentive plan
  deferred compensation at period-end
  market price (if higher than
  average market price)...............      (0.8)    (0.6)     (0.8)     (0.6)
Shares assumed to be issued upon
  exercise of stock options, net of
  treasury buyback at period-end
  market price (if higher than
  average market price)...............       3.1      1.9         *       2.1
Shares assumed to be issued upon
  conversion of preferred
  securities of subsidiary............       *         *         *         *
                                        --------  --------  --------  --------
Fully diluted shares..................     304.6     301.3     300.6      290.9
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------

------------------------

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

  * This item was anti-dilutive for this period.
